UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 30, 2006

Date of Report (Date of earliest event reported)
DIRECTED ELECTRONICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

FLORIDA	000-51664	65-0964171

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1 VIPER WAY
VISTA, CALIFORNIA
92081

(Address of Principal Executive Offices) (Zip Code)
(760) 598-6200

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On June 30, 2006, we received a letter from the Federal Communications Commission stating that its Office of Engineering and Technology Laboratory has tested the Sirius ST2 and Sirius S50-C radios and has determined that the transmitters are not in compliance with either the applicable operating frequency range or the applicable emission limits. The letter seeks information from us regarding the certification, manufacturing, importation, and other matters relating to these radios. We intend to fully cooperate with the FCC, are conducting an internal review, and anticipate responding to the letter shortly. We are also working with SIRIUS and our contract manufacturers to make any and all necessary modifications to ensure that we distribute only FCC-compliant products, to obtain new equipment authorizations where appropriate, and to minimize any interruption in supply of these wireless SIRIUS radios to retailers and consumers. No health or safety issues are involved with these radios.
     As previously disclosed, in August 2004 we began selling, marketing, and distributing products for SIRIUS Satellite Radio, a subscription-based satellite radio company that provides content to compatible receivers, including the SIRIUS-branded receivers we distribute. SIRIUS-branded satellite receivers are designed and developed by SIRIUS and manufactured by our contract manufacturers to specifications provided by SIRIUS. We have a multi-year agreement with SIRIUS pursuant to which we have exclusive distribution rights to our existing U.S. retailer customer base, including Best Buy and Circuit City. The SIRIUS-branded products we distribute include plug-and-play receivers, docking kits, home receivers, down link processors, and accessories such as antennas and boom boxes.
     Although we believe that it is too early in the process to determine with any degree of certainty the significance, if any, of these matters to our business, results of operations, or financial position, we fully expect to resolve these issues in a timely manner and expect that our 2006 results will continue to be in line with prior guidance.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIRECTED ELECTRONICS, INC.
Date: July 5, 2006	By:	/s/ John D. Morberg
John D. Morberg
Vice President - Finance, Chief Financial Officer, and Treasurer